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                                                                      Exhibit 21

Subsidiaries


  The following is a list of all subsidiaries of the Company:



                                         Jurisdiction        Ownership
Name of Subsidiary                     of Incorporation      Percentage
------------------                     ----------------      ----------
Beepers Plus of Nashville, Inc.        Tennessee                100%

Beepers Plus of Memphis, Inc.          Tennessee                100%

Teletouch Licenses, Inc.               Delaware                 100%

Russell's Communications, Inc.         Louisiana                100%

AACS Communications, Inc.              Texas                    100%